Exhibit 10.9

KeyBank

AMENDED CONFIRMATION

Date:	18-Jan-23

To:	BEL FUSE INC. ("Counterparty")

Attention:	Marc Pryor, Farouq Tuweig

Email:	Marc.Pryor@belf.com; Farouq.Tuweig@belf.com

From:	KEYBANK NATIONAL ASSOCIATION ("KeyBank")

Re:	Interest Rate Swap Transaction ("Transaction") (Deal# 404265 404270 /Tran# 404265 404270)

UTI:	HUX2X73FUCYHUVH1BK78404265RA44942466070000
HUX2X73FUCYHUVH1BK78404270RA44942470390000

This Confirmation amends, supersedes, and replaces the Confirmation between us with a Trade Date of December 6, 2021 with the reference number of 387930 387931. KeyBank National Association agrees to settle the remaining January] 31, 2023 payment in the amount of $81,748.53 per the terms of the original confirm.

Ladies and Gentlemen:

The purpose of this letter agreement is to set forth the terms and conditions of the Transaction entered into between us on the Trade Date specified below. This letter agreement constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified below.

The definitions and provisions contained in the 2006 ISDA Definitions (the "Definitions") as published by the International Swaps and Derivatives Association, Inc. ("ISDA"), and amended from time to time, are incorporated into this Confirmation. In the event of any inconsistency between this Confirmation and the Definitions, this Confirmation will govern.

This Confirmation supplements, forms part of and is subject to, the ISDA Master Agreement dated as of November 16, 2021 as amended and supplemented from time to time (the "Agreement"), between you and us. All provisions contained in the Agreement shall govern this Confirmation except as expressly modified below.

Each party represents to the other party that:

(a) Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into this Transaction and as to whether this Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Transaction, it being understood that information and explanations related to the terms and conditions of a Transaction will not be considered investment advice or a recommendation to enter into this Transaction. No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of this Transaction.

(b) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of this Transaction. It is also capable of assuming, and assumes, the risks of this Transaction.

(c) Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of this Transaction.

(d) Eligible Contract Participant Status. It is an "eligible contract participant", as that term is defined in Section la(18) of the Commodity Exchange Act, as amended, and the applicable regulations related thereto.

The terms of the Transaction to which this Confirmation relates are as follows:

1.	General Terms:

	Notional Amount:	$30,000,000.00 USD

	Trade Date:	18-Jan-23

	Effective Date:	31-Jan-23

	Termination Date:	31-Aug-26

	Business Days:	New York

Fixed Amount Details:

	Fixed Rate Payer:	Counterparty

	Payment Date:	Monthly, on the last business day, commencing on 28-Feb-23 , up to and including the Termination Date, subject to adjustment in accordance with Modified Following Business Day Convention

	Fixed Rate:	1.34800%

	Day Count Fraction:	Act/360

Floating Amount Details:

	Floating Rate Payer:	KeyBank

	Payment Date:	Monthly, on the last business day, commencing on 28-Feb-23, up to and including the Termination Date, subject to adjustment in accordance with Modified Following Business Day Convention

	Floating Rate for initial Calculation Period including Spread:	To be determined

	Designated Maturity:	Daily

	Spread:	0.10%

	Floating Rate Option:	USD-SOFR however, at no time will this rate fall below 0.00 percent per annum

	Reset Dates:	The last day of each Calculation Period

	Day Count Fraction:	Act/360

	Averaging:	Averaging with Lookback

	Lookback:	Five (5) Applicable Business Days

2.	Calculation Agent:	As per the Agreement, or if not specified therein, KeyBank

3.	Account Details:

	Payment Method:	FEDWIRE

	Please pay us at:	_________________________
_________________________
_________________________
_________________________

	We will Pay You at:	_________________________
_________________________
_________________________
_________________________

4.	Other Provisions:

5.	Counterparty Portal Access:

KeyBank will provide access to view the daily mid-market marks of your outstanding Transactions through a secured website, Key Derivatives On-line ("KDO").  Unless you notify KeyBank in writing that you do not agree to receive the daily mid-market marks via KDO, you agree that KDO is an acceptable and reliable manner of disclosure.

The following individuals will receive logon information and access to KDO once the Confirmation has been executed by an authorized signer(s) and returned to KeyBank. Please provide additional names and contact information in writing as required.

Name	Email Address
Marc Pryor	Marc.Pryor@Belf.com
Farouq Tuweiq	Farouq.Tuweiq@Belf.com

Please confirm the foregoing correctly sets forth the terms of our agreement by responding within two (2) Business Days by returning an executed copy of this Confirmation to the attention of Derivative Operations at Derivatives_Documents@KeyBank.com or facsimile at (216) 370-6210. Failure to respond within such period shall not affect the validity or enforceability of this Transaction, and shall be deemed to be an affirmation of the terms and conditions contained herein, absent manifest error.

Regards,

KEYBANK NATIONAL ASSOCIATION

By:

/s/ Mary Chudzinski
Name: Mary Chudzinski
Title: Authorized Signature

Accepted and Confirmed as of the Trade Date

BEL FUSE INC.

By:

/s/ Farouq Tuweiq
Name: Farouq Tuweiq
Title: CFO